Venture Capital for Nanotechnology and Microsystems

ANNUAL REPORT 2009

FELLOW SHAREHOLDERS:

We ended our 2008 Annual Letter to Shareholders with the mantra “survive to thrive.”  In subsequent Shareholder Letters and in the Management’s Discussion and Analysis (“MD&A”) of our Quarterly Reports on Form 10-Q, we described the current venture environment and the steps we took to position ourselves not only to survive, but when the opportunity presented itself, to thrive.  In this letter, we will continue to refine our strategy for the current venture environment.

However, first we believe some self assessment is in order.  Our founder, Charles Harris, used to say, “Good management is reacting appropriately to events.  Great management is anticipating events.”  In 2009, although we endeavored to anticipate events, our actions and our timing could have been better.  First, we could have been better prepared to raise capital a month or two earlier.  This would have permitted us to feel comfortable stepping up our investment sooner in some of our most mature portfolio companies in the hope of increasing our potential returns.  Second, we recognized the opportunity in investing in micro-capitalization public companies, but we were slow to invest in these potential opportunities.  We missed much of the steep climb off the March 2009 low in prices.

In 2009, we believe we exhibited some of the qualities of good management, although we will strive for better performance.  First, we survived.  Second, we positioned ourselves to thrive in the current venture capital climate.  Third, since then, we have been opportunistic in pursuing follow-on investments and new investments at what we believe are appropriate valuations.

Operationally, we continue to reduce our expenses.  Our total expenses reported in our consolidated statement of operations in our Annual Report on Form 10-K have decreased for the third straight year.  Our cash expenses in 2009 were $5,683,624.  Salaries, benefits and stock-based compensation have decreased in each of the past three years.  Both cash and non-cash stock-based compensation components of this expense have decreased in 2009.  Administration and operations expenses as well as Director’s fees and expenses have decreased in each of the past three years.  It is only in our professional fees that more is not being done with less, but I believe our shareholders benefit from increased audit and compliance oversight.

As we discussed in both our Third Quarter Letter to Shareholders and our Letter to Shareholders on February 3, 2010, we believe our venture capital portfolio has been positioned for this difficult venture-financing environment.  As of December 31, 2009, of our top 10 holdings by value, comprising 69 percent of our venture capital portfolio, only three of these companies require financing in 2010.  This is critical in a venture capital environment where financing risk is significant.  One of these companies has already consummated its financing, and the financing was done at a premium to where the company was valued at December 31, 2009.  Our privately held portfolio companies generated approximately $267 million in aggregate revenue in 2009, a 10.5 percent increase from revenue generated in 2008.  Our most mature companies, Bridgelux, Metabolon, Molecular Imprints, NeoPhotonics and Solazyme all generated record revenue in 2009.

As of December 31, 2009, we have seen stabilization in our net asset value per share (“NAV”).  It increased from $4.24 at December 31, 2008, to $4.35 at December 31, 2009.  We believe the increase in NAV reflects positive events within our portfolio.  NeoPhotonics, Molecular Imprints, Xradia, BioVex and Ensemble each increased in value in the fourth quarter of 2009.

In 2010, shareholders should expect that there will be decreases in the values of some companies within our venture capital portfolio.  We will continue to make the difficult decisions not to invest in portfolio companies we do not believe can survive the current market environment or that we do not believe can create meaningful value for Harris & Harris Group’s shareholders.  In some of these companies we have significant investments, and our decision may cause us to lose most or all of our investment.  However, we also believe that some of our companies will continue their growth, and their success may be reflected in increases to their valuations in 2010 and 2011.  Reallocating investment to these latter companies may help us realize greater returns for Harris & Harris Group’s shareholders.

Transparency and liquidity will remain our guiding principles in 2010.  Berkshire Hathaway’s recent shareholder letter stated, “To build a compatible shareholder population, we try to communicate with our owners directly and informatively.  Our goal is to tell you what we would like to know if our positions were reversed.”  We concur with this sentiment.  This can be a difficult task when managing a venture capital firm that invests in early-stage private companies.  We are limited by confidentiality agreements with our private venture capital companies.  However, we continue to initiate practices that we believe provide meaningful and incremental transparency to our shareholders.

First, in our Annual Report on Form 10-K, in the MD&A, readers will find more detailed information about our portfolio.

•	On pages 39-40, we provide our rationale for maintaining the amount of liquidity we maintain on our balance sheet.

•	On pages 41-42, we provide a table detailing our board seats and observer positions in 25 of our 31 private venture capital companies.

•	On page 44, we provide two tables that organize our portfolio companies into relevant market domains and break these out into existing market domains and emerging market domains.

•	On page 45, we provide a table detailing three levels of maturity for our portfolio companies and delineating the value of our venture capital portfolio represented by each level.

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On Pages 46-47, we have included more detailed information on the venture capital industry and the difficulties facing the industry including raising capital and supporting existing portfolio companies.

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On page 50, we provide a table that discusses some of the inputs used to value our private venture capital portfolio during the past four quarters.  This table describes the nature of the contributions these different inputs have to our valuation changes in a given quarter.  We believe this helps to provide shareholders with information on the dominant factors driving the value of our venture capital portfolio.

We hope this and other disclosures within our Form 10-K and our Proxy Statement for our 2010 Annual Meeting of Shareholders, which will be filed shortly, relevant to compensation, help to provide more transparency for our shareholders.

Second, we have instituted a shareholder call three times a year.  These calls will complement our Annual Meeting of Shareholders on May 6, 2010.  Our first shareholder call will take place on Friday, March 19, 2010, at 10 a.m. EDT.  The purpose of the call is 1) to have management present information from our most recent financials; 2) to provide insight into portfolio companies and new investments; and 3) to allow analysts and shareholders to ask questions of management.  We believe this call provides an opportunity for investors to hear from management on the opportunities and challenges we face in 2010 and beyond.

Third, we will host our second “Meet the Portfolio Day” on May 7, 2010, in New York City at the Nasdaq MarketSite in Times Square.  The Chief Executive Officers from eight of our Nanotech for HealthcareSM companies and the CEO of Solazyme, which has a health sciences business, will present their companies to an audience comprised of institutional investors, strategic investors, analysts, investment bankers and shareholders.  The event begins at 8:30 a.m. EDT, and more information can be found on our website at www.hhvc.com.  For those who cannot be in New York City, the event will be webcast.

As we stated in our February 2010 Letter to Shareholders, “We are looking forward to 2010....  [O]ur number one priority heading into 2010 is to look for opportunities to monetize our portfolio companies at appropriate valuations.”  We believe this potential liquidity will strengthen Harris & Harris Group.

We believe we are in a strong position to monetize some of our more mature private investments through initial public offerings (“IPOs”) or mergers and acquisitions (“M&A”) over the next two years, although continued company performance, market conditions and general economic trends will influence our decisions and our ability to monetize these investments.  Some of our companies are leaders in their respective industries.  Many of these companies have reached their current state of maturity without the need for significant amounts of venture capital dollars in comparison to their peers.  These companies have strong venture syndicates that have been efficient in providing capital at what we believe are appropriate valuations.  These companies have increased their revenue year over year.  In other words, we believe there is opportunity for investors to realize gains, even in the current value-conscious market for IPOs and M&A transactions.

Our strategy for continuing to deploy our capital will be straightforward over the next two years.  We have a robust deal flow in privately held companies operating at various stages of maturity.  Technology platforms and interesting intellectual property estates are being formed that may be interesting on their own or combined with our existing nanotechnology companies.  We believe our leadership position in and focus on nanotechnology strengthened during the recession.  We had capital to deploy, and we demonstrated our ability to raise capital and deploy it in our most promising companies at appropriate valuations.

With our current portfolio, with our current asset size and with the current state of the venture capital market, we are primarily focused on examining private company opportunities at the earliest stages of maturity and at later stages of maturity.  In early-stage private companies, we are looking for opportunities where there is the potential for generating near-term revenue and where we may have the opportunity to own greater than 10 percent of the company at the time of exit.  During the fourth quarter of 2009 through the first quarter of 2010, we made $250,000 investments in each of two early stage private companies, Enumeral Technologies, Inc., and ABS Materials Inc.  In both of these companies, we led or co-led the capital raise, and we provided the first institutional investment in the company.

In late-stage private companies, we are looking for opportunities where the company has a clear path to revenue growth, where there is a near-term exit opportunity, where the valuation is low and where we believe the current round of financing may be the last round of private financing.  Although we did not make any new late-stage private company investments in 2009 or in early 2010, we did increase our position in two of our late stage companies, NeoPhotonics and BioVex.

On pages 38-39 of our Annual Report on Form 10-K, we present our strategy for investing in micro-capitalization public companies.  With private venture-backed companies requiring greater maturity before exit, we believe a strategy that permits us “to ring the cash register” on a more frequent basis is beneficial to our shareholders.  We estimate that our public company investments will be held from one to three years, but we will be certain to always have the ability to access the liquidity inherent to these publicly traded securities.  We have invested in two public companies, Orthovita, Inc., and Satcon Technology Corporation.

We believe that our focus on micro-capitalization public companies is a logical extension of our venture capital expertise.  We believe the shorter term nature of these investments permits us to generate returns more quickly than in private venture-backed companies.  We believe coupling this shorter term strategy for investing in young public companies with our portfolio approach to private venture capital investments provides shareholders with the best opportunity for returns over the next few years.

We believe it is important to ask continuously whether we are dedicating our time and capital to the right investment strategy.  We concluded that investing directly in entrepreneurial-led innovations still provides the highest potential for return to our investors and our society.  The uncertainty involved in early-stage venture capital companies permits the potential for significant returns while the downside risk is limited to the amount of capital we have invested.  As investors, we like the skewed nature of these probabilities.  We have early insights into emerging market domains that may create the next wave of wealth.  Many of these emerging markets are enabled by nanotechnology.  Many of our companies are working with and partnered with large, industry leaders that could be potential acquirers.  We are confident that this investment strategy has the potential to provide outsized returns to our shareholders.  We think it is the highest use of our shareholders’ capital and our management’s time.

Please join us on March 19th at 10 a.m. EDT for our first quarterly call.

Douglas W. Jamison	Daniel B. Wolfe
Chairman and Chief Executive Officer	President and Chief Operating Officer
Managing Director	Chief Financial Officer Managing Director

Michael A. Janse	Alexei A. Andreev
Executive Vice President	Executive Vice President
Managing Director	Managing Director

March 17, 2010

This letter may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this letter.  Please see the Company's Annual Report on Form 10-K for the year ended December 31, 2009, as well as subsequent SEC filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results.  Except as otherwise required by Federal securities laws, Harris & Harris Group, Inc., undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.  The reference to the website www.HHVC.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this letter.